Exhibit 23.3

PricewaterhouseCoopers LLP 600 Grant Street Pittsburgh PA 15219 Telephone (412) 355 6000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Southern Graphic Systems of our report dated March 28, 2006, except for Note O, for which the date is May 1, 2006, relating to the financial statements and financial statement schedule of Southern Graphic Systems, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

June 22, 2006